SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                          AMENDMENT NO. 1 TO FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934

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                        Date of Report:October 2, 2002

                          Altrimega Health Corporation
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)


           NEVADA                      000-29057                  87-0631750
           ------                      ---------                  ----------
(State or other jurisdiction          (Commission               (IRS Employer
      of incorporation)               File Number)           Identification No.)

4702 OLEANDER DRIVE, SUITE 200, MYRTLE BEACH, SC                    29577
------------------------------------------------                    -----
(Address of principal executive offices)                          (Zip code)

Registrant's telephone number, including area code:             (843) 497-7028
                                                                --------------





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ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

      On August 15, 2002 Altrimega Health Corporation, a Nevada corporation ("ALTRIMEGA"), entered into a definitive Merger Agreement (the "MERGER AGREEMENT") among Altrimega, Altrimega Acquisition Co., a Nevada corporation ("ACQUISITION CO."), Creative Holdings, Inc., a South Carolina corporation ("CREATIVE HOLDINGS") and the shareholders of Creative Holdings (the "SHAREHOLDERS"). Pursuant to the Merger Agreement, Creative Holdings will be merged with and into Acquisition Co., which will be the surviving corporation and continue its corporate existence under the laws of the State of Nevada as a wholly-owned subsidiary of Altrimega. In consideration of the merger, Altrimega will issue a total of 320,000,000 shares of common stock of Altrimega to the Shareholders in exchange for all of the common stock of Creative Holdings. At closing, 20,000,000 shares of common stock of Altrimega will be issued and delivered to the Shareholders. Upon consummation of the merger and the approval by a majority of the outstanding shares of capital stock authorizing an amendment to Altrimega's Articles of Incorporation increasing the authorized common stock of Altrimega to 800,000,000, the remaining 300,000,000 shares of common stock of Altrimega will be issued and delivered to the Shareholders.

      On September 2, 2002, Altrimega, Creative Holdings and the Shareholders amended the Merger Agreement and restructured the merger into a stock exchange transaction, whereby Creative Holdings will become a wholly-owned subsidiary of Altrimega. Pursuant to the Share Exchange Agreement (the "SHARE EXCHANGE AGREEMENT"), effective as of August 15, 2002 by and among Altrimega, Creative Holdings and the Shareholders, the Shareholders will exchange with, and deliver to, Altrimega the issued and outstanding capital stock of Creative Holdings in exchange for 20,000,000 shares of common stock of Altrimega and 1,000,000 shares of Series A Convertible Preferred Stock of Altrimega. Each shares of Series A Convertible Preferred Stock will be convertible into 300 shares of common stock of Altrimega.

      Creative Holdings is a real estate holding company. Pursuant to a Joint Venture Agreement, dated June 27, 2002, by and between Silver Carolina Development Company, LLC ("SILVER CAROLINA") and Creative Holdings (the "JOINT VENTURE AGREEMENT"), Creative Holdings has the right to purchase a 49% interest in a joint venture with respect to the development, construction, lease, sales and management of a portion of the residential and commercial property known as the Barefoot Resort and Golf Community in North Myrtle Beach, South Carolina. The project is under development and contemplates a yacht marina with 167 slips and a multi-use building for retail and residential units.

      The Joint Venture Agreement has a term of ten years unless terminated by the earlier to occur of: (i) mutual agreement of the parties; (ii) adjudication of either party as bankrupt, either party filing of a voluntary petition in bankruptcy, the filing of any petition against either party under any federal or state bankruptcy law, or either party filing of a petition or answer seeking the appointment of a receiver of its assets or an arrangement with creditors under any such laws; or (iii) breach by either party of any material covenant under the Joint Venture Agreement. Either party may cure a material breach within 60 days of receiving written notice thereof. The Joint Venture Agreement provides for capital contributions that are to be made by both parties. The Joint Venture Agreement provides that on or before August 31, 2002, or within a reasonable time thereafter as agreed by both parties, Silver Carolina will contribute the land to the joint venture and Creative Holdings will provide the capital necessary to payoff the mortgage on the property held by Wachovia Bank, plus up to $2,000,000 for continuing operation. Pursuant to the Joint Venture Agreement, the capital required will not exceed $20,000,000.

      The joint venture provides that Silver Carolina has a 51% interest in the joint venture, including the profits and is chargeable with such percentage of the losses of the joint venture. Creative Holdings has a right to purchase a 49% interest in the joint venture, including the profits and is chargeable with such percentage of the losses of the joint venture. Pursuant to the Joint Venture Agreement, Silver Carolina is the Manager of joint venture.

      In addition, the Joint Venture Agreement provides that at any time following the 3rd anniversary of the agreement, either party has the right to


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offer to the other party a buy/sell option with respect to the joint venture.


Item 7.     Exhibits


Exhibit 99.1 Share Exchange Agreement effective as of August 15, 2002, by and among Altrimega Health Corporation, Creative Holdings, Inc. and the shareholders of Creative Holdings, Inc.




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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ALTRIMEGA HEALTH CORPORATION



Date:  October 3, 2002          By: /s/ John W. Gandy
                                   ------------------------------------------
                                  Name: John W. Gandy
                                  Its:  President and Chief Executive Officer



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